Exhibit No. 10.9
Form 10-KSB
Viral Geneitcs, Inc.
File No. 000-26875

                              Voluto Ventures, LLC
                                 157 Main Street
                         Cold Spring Harbor, NY 11724E-2

                                 (631) 692-9350


                                          December 27, 2002


Viral Genetics, Inc.
905 Mission Avenue
South Pasadena, CA 91030
      Attn: Haig Keledjian, Chairman, and Chief Executive Officer

            Re: Financial Consulting Engagement

Dear Mr. Keledjian:

     Viral Genetics, Inc. (the "Company") and Voluto Ventures, LLC ("Voluto") have been discussing the possibility of Voluto assisting the Company as a consultant. This agreement ("Agreement") will confirm the terms and conditions under which Voluto will provide the consulting services described below, as follows:

                             I. ENGAGEMENT OF VOLUTO

      1.01  Exclusive Engagement of Voluto; Term.

     (a) The Company hereby engages Voluto as its non-exclusive provider of the consulting services described in this Agreement, for a term (the "Term") which will commence on the date of this Agreement and terminate at the second anniversary of such date. During the Term and any renewal or extension thereof, the Company will not engage any other firm, entity or person to perform services similar to those set forth herein without providing notice to Voluto.

     (b) Subject to the other terms and conditions of this Agreement, the Company may terminate this Agreement at any time after 90 days from the date hereof by written notice given at least 30 days prior to the effective date of such termination with no further recourse of Voluto to the Company, except for any pro-rated portion of the Quarterly Payment Shares (as defined in Section (a) below) which may then be due to Voluto pursuant to the second sentence of
Section 2.02(a).

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     1.02  Voluto  Services.  On the  terms  and  conditions  set  forth in this
Agreement, Voluto will provide the following services to the Company:

     (a)  Voluto  will  review  the  Company's  structure,   operations,  recent
          financial statements and marketing and development plans;

     (b)  Voluto will assist the Company in identifying its strategic goals;

     (c) Voluto will assist the Company in preparation of a revised business plan;

     (d) Voluto will advise the Company on changes to the Company's debt and equity capital structure;

     (e) Voluto will advise the Company on increasing its executive management depth and visibility;

     (f)  Voluto will advise the Company on  expanding  its Board of  Directors,
          creating  a  scientific   advisory  board  and  attracting   qualified
          personnel to serve as members thereof.

     (g) Voluto will assist the Company in identifying potential strategic partners.

     (h)  Voluto  will  assist  the  Company's   management  in  evaluating  and
          originating potential financing alternatives.

     1.03 Method of Providing Services. It is understood that the Company will not control the manner or prescribe the method by which the services under this Agreement are to be performed by Voluto. Voluto will perform services, and may communicate with the Company's management and other parties, through personal meetings, correspondence, telephone or video conferences, and such other methods, and at such times, as Voluto may determine, subject to the reasonable convenience of the parties. Voluto shall be available for regular meetings with the management of the Company during the Term, but shall not be required to devote a specific minimum number of hours to the Company's business. Unless requested otherwise by the Company, Voluto shall communicate with the Company's management through the Company's Chief Executive Officer.

     1.04 Independence of Parties. Nothing contained in this Agreement shall constitute either party as an employee, partner, co-venturer or agent of the other, it being intended that each shall act as an independent contractor with respect to the other.

                                II. COMPENSATION

     2.01 Initial Payment in Shares. As an initial payment (the "Initial Payment") for the services being rendered under this Agreement, the Company shall issue and sell to Voluto, at a price of $.01 per share, One Million (1,000,000) shares of the Company's Common Stock, $.01 par value per share (the "Initial Payment Shares"). The certificate for the Initial Payment Shares shall

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be issued and  delivered  within five (5) business  days after the  execution of this Agreement. The parties acknowledge and agree that Voluto (i) will, immediately upon the execution of this Agreement, be devoting time and resources to assisting the Company in the manner contemplated by this Agreement, (ii) may be foregoing other business opportunities as a result of its commitment to the Company hereunder, and (iii) will be providing a substantial amount of services within a relatively short time after the commencement of the Term. Accordingly, the parties agree that the making of the Initial Payment and the issuance of Initial Payment Shares are unconditional and no portion of the Initial Payment shall be refundable at any time.

     2.02 Quarterly Additional Payments in Shares.

     (a) In addition to the Initial Payment, the Company will, within ten (10) days after the end of each three-month period from the commencement of the Term, issue and sell to Voluto 250,000 additional shares of the Company's Common Stock, at the same price per share as specified for the Initial Payment, and will continue to make such quarterly payments in shares (the "Quarterly Payment Shares") for each three-month period during the Term. In the event that the Company shall elect to terminate this Agreement for any reason prior to the end of any such three-month period, the amount of the Quarterly Payment Shares issuable for such period shall be prorated for the elapsed portion of the three-month period, computed by dividing the number of days from the inception of the three-month period to the effective date of such termination by the total number of days in such three-month period and multiplying the fraction so obtained by the amount of the Quarterly Payment Shares. Any shares issuable in connection therewith shall be issued and delivered within ten (10) days after the effective date of such termination.

     (b) In the event the Company shall undertake a reverse stock split during the Term, any portion of the Quarterly Payment Shares due to be issued after the effective date of such reverse stock split shall not be affected or changed by the terms of such reverse stock split, and the Company shall continue to issue and sell, and Voluto shall continue to be entitled to receive, after such effective date, Quarterly Payment Shares at the rate of 250,000 shares per three-month period, in accordance with the terms and conditions of this Agreement.

     2.03  Expenses.  Notwithstanding  any  provision  of this  Agreement to the contrary, the Company agrees to reimburse Voluto for all reasonable out-of-pocket expenses incurred in connection with the services being performed under this Agreement, including, without limitation, toll and international telephone calls, photocopying, fax transmissions, messenger and courier service, express delivery service, printing and binding of documents and comparable items. Such expense reimbursement shall also include the reimbursement of counsel fees and disbursements incurred by Voluto and related to Voluto's performance of its obligations under this Agreement, provided that such counsel fees shall be reasonable in amount and shall be reflected in invoices from such counsel to Voluto, copies of which shall be delivered to the Company. Any contemplated expense in excess of $500.00 shall be submitted for advance approval to the Company.

     2.04 Travel and Travel Costs. All non-local travel commitments of Voluto undertaken for the Company under this Agreement shall be subject to the advance

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approval of the Company.  The cost of travel will be  reimbursed by the Company, and the Company, at its option, may use its own travel agent to secure favorable air and hotel rates for such travel.

     2.05 Contingent Monthly Payments. Within ten days after the completion of the second quarterly period of the Term, the parties shall review the Company's financial condition, access to financing and working capital and budgetary needs, and, if the Company's circumstances permit, the Company will commence paying a cash retainer of $10,000 per month to Voluto, in addition to the other compensation provided for in this Agreement. In the event of any termination of this Agreement in accordance with paragraph 1.01 (b) above, the cash retainer payment shall be subject to the same proration computation as provided in paragraph 2.02 (a) with respect to the Quarterly Payment Shares.

                       III. REPRESENTATIONS AND WARRANTIES

     3.01 Company Representations and Warranties. The Company hereby represents and warrants, knowing that Voluto is relying thereon, that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company is qualified to do business as a foreign corporation in each state in which its business requires it to be so qualified.

     (b) The Company's authorized capital stock consists of 80,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock, and its issued and outstanding capital stock as at September 30, 2002 consists of approximately 39,655,300 shares of Common Stock, with 40,344,700 shares of Common Stock reserved for issuance. All of such issued shares are and will be duly authorized, validly issued and fully paid. There are no options, warrants, calls, subscriptions or preemptive or other rights or agreements or commitments obligating the company to issue or transfer any shares of its capital stock, or any other securities convertible into or evidencing the right to subscribe to any such shares, except as is set forth in Schedule A. All shares issued to Voluto under this Agreement will be duly and validly issued, fully paid and non-assessable, and will be delivered free and clear of any liens, claims or encumbrances.

     (c) The Company represents that the information concerning the Company and its business, as furnished and to be furnished to Voluto, will be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company will notify Voluto promptly concerning any statement which is not accurate or which is or has become incomplete or misleading in any material respect. The Company understands that Voluto is and will be relying on the continuing accuracy of such information in carrying out its functions under this Agreement.

     (d) This Agreement has been expressly authorized by the Company's Board of Directors, has been duly and validly executed and delivered by and on behalf of the Company, and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms.

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     (e) The  Company is not subject to any  pending or  threatened  litigation, arbitration or governmental or administrative proceedings, and is not in default under any of its material agreements with employees, licensors, licensees, suppliers, customers, shareholders, creditors or other third parties; provided, however, that the foregoing representation excludes certain pending disputes with vendors and suppliers as to unpaid invoices, none of which exceeds $5,000.

     (f) The Company possesses and owns, or has exclusive licenses to, all intellectual property rights necessary to enable it to develop and conduct its business as contemplated under its business plan and as represented to Voluto. The Company's use of such intellectual property rights does not and will not infringe on the rights of any third party.

     (g) The Company's shares are listed for quotation on the OTC Bulletin Board administered by the National Association of Securities Dealers. The Company is registered as a public reporting company with the Securities and Exchange Commission ("SEC"), and the Company has filed all annual and periodic reports required to be filed with the SEC under the Securities Exchange Act of 1934.

     3.02 Voluto Representations and Warranties. Voluto is a limited liability company duly authorized to do business under the laws of the State of New York. Voluto is not a broker-dealer and is not authorized to perform broker-dealer functions including, without limitation, the offering of any Company securities for sale.

                       IV. ADDITIONAL COMPANY UNDERTAKINGS

     4.01 Access to Information and Documentation; Confidentiality. The Company will make its personnel and documentation available for inspection, evaluation, and due diligence by Voluto. In addition, the Company will cause its directors, officers and professional advisers to furnish information and copies of documents to, and to otherwise cooperate with, Voluto in connection with Voluto's due diligence activities. The Company agrees to furnish Voluto with all information and data concerning the Company which Voluto deems reasonably necessary to the performance of its functions. Except as otherwise agreed to by the Company, or required by law, all information concerning the Company which is not publicly available will be kept confidential by Voluto.

                  V. REGISTRATION AND ANTI-DILUTION PROVISIONS

     5.01 Stock Certificates and Registration Rights. All certificates issued in respect of the Initial Payment Shares and the Quarterly Payment Shares shall bear a restrictive legend in the form normally used by the Company for the issuance of restricted shares, and shall be deemed restricted securities under SEC Rule 144. The Company agrees that Voluto and its designees and assignees shall have, with respect to all of the Initial Payment Shares and Quarterly Payment Shares, (i) full piggyback registration rights for a period of four years commencing one year after the date of this Agreement at the Company's sole expense and (ii) two separate and successive demand registration rights, exercisable by notice to the Company, given at any time from the date of any

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termination  or expiration of the Term of this  Agreement  until a date which is three years after such termination or expiration, at Voluto's sole expense.

     5.02 Anti-Dilution Provisions. With the exception of those transactions detailed in the attached Schedule A, in case the Company shall at any time during the commencement of the Term and prior to the consummation of a Financing Transaction issue shares of common stock or equivalent securities to any third party at a price per share which is less than the price being paid under this Agreement by Voluto, or if the Company shall issue any such shares without consideration, then, and in each such case, the Company will disclose the terms of such issuance to Voluto and will issue to Voluto a sufficient number of additional shares of the Company's common stock so as to adjust the price per share paid by Voluto under this Agreement to an amount equal to the price per share paid by such third party.

                          VI. RENEWALS AND TERMINATION

     6.01 Extension and Renewal. The Term may be extended or renewed, and this Agreement may be amended, only by the written agreement of the parties.

     6.02 Termination. Either party may terminate this Agreement for cause upon not less than 10 days notice in the event of a material breach of this Agreement by the other party, which breach is not cured within 20 days after the giving of notice to the breaching party specifying the circumstances of such breach.

     6.03 Consequences of Termination. Any termination or expiration of this Agreement, whether or not for cause, shall not affect the obligation of the Company to pay compensation to Voluto which was earned or accrued prior to the date of termination or expiration.

                              VII. INDEMNIFICATION

     7.01 Indemnification. Because Voluto will be acting for the Company and may be making representations concerning the Company in a variety of matters as set forth in this Agreement, the parties agree that Voluto will be entitled to indemnification under the terms of the separate letter indemnification agreement attached hereto as Appendix B.

                               VIII. MISCELLANEOUS

     8.01 Governing Law and Disputes. This Agreement shall be governed by the laws of the State of New York, without regard to choice of law provisions. The parties agree that any dispute under this Agreement will be resolved in a federal or state court located in the County, City and State of New York, and will submit to the jurisdiction of such court for such purpose.

     8.02 Waiver. Any party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement.

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     8.03 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns. This Agreement may not be assigned without the consent of the parties; provided, however, that nothing contained herein shall prevent Voluto from assigning or transferring any of the Initial Payment Shares or Quarterly Payment Shares to any person or entity in accordance with applicable securities laws and regulations.

     8.04 Survival. The representations, warranties, and agreements of the parties contained in this Agreement will remain operative and in full force and effect and will survive any termination of this Agreement.

     8.05 Notices. All notices required or permitted under this Agreement shall be in writing and shall be sent by certified or registered first class mail, return receipt requested, or shall be personally delivered, or sent by an overnight delivery service such as Federal Express, or shall be transmitted by telefax (provided such telefax message is confirmed by telephonic acknowledgment of receipt or by sending via other authorized means a confirmation copy of such notice) addressed to the parties at their respective last known business addresses.

     Voluto looks forward to working closely with you to develop the great potential of your Company. Please indicate your consent to the foregoing terms and conditions by signing and returning a duplicate copy of this letter.


                                          Sincerely yours,

                                          VOLUTO VENTURES, LLC


                                          By /s/

AGREED:

VIRAL GENETICS, INC.


By /s/
      Chief Executive Officer

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SCHEDULE A


                        Exceptions to Capitalization Representations

1. A reverse acquisition with Therapeutics Genetics, Inc., a California corporation, may be transacted, including the issuance by the Company of up to 36,000,000 shares of Common Stock and up to 7,200,000 shares of two classes of redeemable, non-callable, convertible Preferred Stock, each with certain terms, conditions and features.

2. Following September 30, 2002, the Company may effect stock issuances of up to 1,000,000 shares of Common Stock and up to 1,000,000 shares of Preferred Stock to employees, consultants or third-parties for services.

3. Following September 30, 2002, the Company issued approximately 400,000 shares of Common Stock pursuant to the purchase of real estate for an employee's use.

4. There are outstanding warrants to purchase shares of the Company's Common Stock as follows:

     a.   827,014 warrants at $1.00

     b.   350,000 warrants at $0.05

     The Company may also issue up to 250,000 warrants to purchase shares of Common Stock to employees, consultants or third-parties for services.

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APPENDIX B



                                                              November ___, 2001
Voluto Ventures, LLC
157 Main Street
Cold Spring Harbor, NY  11724

Attention:  President

Dear Sir:

     In connection with your engagement pursuant to our letter agreement of even date herewith (the "Engagement"), and in consideration of your undertaking the Engagement, we agree to indemnify and hold harmless Voluto Ventures, LLC. ("Voluto" or "you") and its affiliates, the respective directors, offices, partners, agents and employees of Voluto and its affiliates, and each person, if any, controlling Voluto or any of its affiliates (collectively "Indemnified Persons"), from and against, and we agree that no Indemnified Person shall have any liability to us or our parents, affiliates, security holders or creditors for, any losses, claims, damages or liabilities (including actions or proceedings in respect thereof) (collectively "Losses") (A) related to or arising out of (i) our actions or failure to act (including statements or omissions made, or information provided, by us or our agents) or (ii) actions or failure to act by any Indemnified Persons with our consent or in reliance on our actions or failure to act, or (B) otherwise related to or arising out of the Engagement or your performance thereof, except that this clause (B) shall not apply to any Losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence or breach of this agreement.

     We will reimburse each Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing for or defending any action, claim, investigation, inquiry, arbitration or other proceeding ("Action") referred to above (or enforcing this agreement or any related engagement agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by you. We further agree that we will not settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless we have given you reasonable prior written notice thereof and used all reasonable efforts, after consultation with you, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.

     If multiple claims are brought against you in any Action with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, we agree that any judgment, arbitration award or other monetary award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for hereunder. Our obligations hereunder shall be in addition to any rights that any Indemnified Person may

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have at common law or  otherwise.  Solely  for the  purpose  of  enforcing  this agreement, we hereby consent to personal jurisdiction and to service and venue in any court in which any claim which is subject to this agreement is brought by or against any Indemnified Person. We acknowledge that in connection with the Engagement you are acting as an independent contractor with duties owing solely to us.

     The provisions of this agreement shall apply to the Engagement (including related activities prior to the date hereof) and any modification thereof and shall remain in full force and effect regardless of the completion or termination of the Engagement. This agreement and any other agreements relating to the Engagement shall be under seal, governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.


                                        Very truly yours,

                                        VIRAL GENETICS INC.


                                        By: ____________________________________
                                            Chairman and Chief Executive Officer

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